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                                                                       Exhibit 4


                          STURM, RUGER & COMPANY, INC.
                           2001 STOCK OPTION PLAN FOR
                             NON-EMPLOYEE DIRECTORS



SECTION 1.      GENERAL PURPOSE OF PLAN; DEFINITIONS.

                (a) The name of this plan is the Sturm, Ruger & Company, Inc. 2001 Stock Option Plan for Non-Employee Directors (the "Plan"). The purpose of the Plan is to enable the Company (as defined below) to compensate Non-Employee Members of the Board (as defined below) and to provide incentives to such members, which incentives are linked directly to increases in stockholder value and will therefore inure to the benefit of all stockholders of the Company.

                (b) For purposes of the Plan, the following terms shall be defined as set forth below:

                        (i) "Board" means the Board of Directors of the Company.

                        (ii) "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

                        (iii) "Committee" means the Compensation Committee of the Board, or any other committee the Board may subsequently appoint to administer the Plan. The Committee shall be composed entirely of directors who meet the qualifications referred to in Section 2 of the Plan. If at any time no Committee shall be in office, then the functions of the Committee specified in the Plan shall be exercised by the Board.

                        (iv) "Company" means Sturm, Ruger & Company, Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.

                        (v) "Fair Market Value" shall mean, with respect to Stock or other property, the fair market value of such Stock or other property determined by such methods or procedures as shall be established from time to time by the Committee. Unless otherwise determined by the Committee in good faith, the per share Fair Market Value of Stock of a particular date shall mean (i) the closing sale price per share of Stock on the national securities exchange on which the Stock is principally traded for the last preceding date on which there was a sale of such Stock on such exchange, or (ii) if the shares of Stock are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Stock in such over-the-counter market for the last preceding date on which there



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                        was a sale of such Stock in such market, or (iii) if
                        the shares of Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee, in its sole discretion, shall determine.

                        (vi) "Non-Employee Members of the Board" shall mean those members of the Board who are not otherwise serving as officers or employees of the Company or any of its subsidiaries at the same time that they are serving as members of the Board; provided, however, that notwithstanding the foregoing, William B. Ruger shall not be deemed to be a Non-Employee Member of the Board.

                        (vii) "Nonqualified Stock Option" means any Stock Option that is not an "incentive stock option" within the meaning of Section 422 of the Code.

                        (viii) "Plan" has the meaning set forth in the first paragraph hereof.

                        (ix) "Securities Act" means the Securities Act of 1933, as amended.

                        (x) "Stock" means the Company's presently authorized common stock, par value $1.00 per share, except as this definition may be modified pursuant to Section 3 hereof to include shares which are substituted for, or represent adjustments to, the Company's common stock, par value $1.00 per share, or other Stock.

                        (xi) "Stock Option" means any option to purchase shares of Stock granted pursuant to Section 5.

SECTION 2.      ADMINISTRATION.

                The Plan shall be administered by a Committee of not less than two persons, who shall be appointed by the Board and who shall serve at the pleasure of the Board.

SECTION 3.      STOCK SUBJECT TO PLAN; SUBSTITUTIONS AND ADJUSTMENTS.

                The total number of shares of Stock reserved and available for issuance under the Plan shall be 200,000. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares. In the event of any merger, reorganization, consolidation, recapitalization, Stock dividend or other change in corporate structure affecting the Stock, a substitution or adjustment shall be made in (a) the aggregate number and kind of shares reserved and available for issuance under the Plan and (b) the number and option price of shares subject to outstanding stock Options granted under the Plan as may be determined by the Committee, provided that the number of shares subject to any award shall always be a whole number.

SECTION 4.      ELIGIBILITY.



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                Each Non-Employee Member of the Board shall receive
Nonqualified Stock Options in accordance with the provisions of Section 5. In no event may any Non-Employee Member of the Board receive an amount of stock hereunder upon the exercise of non-qualified stock options of more than one percent of the stock outstanding on the date hereof.

SECTION 5.      STOCK OPTIONS.

                (a)     Stock Options shall be granted in the following manner:

                        (i) On January 1, 2001, each Non-Employee Member of the Board shall be granted a Nonqualified Stock Option to purchase 20,000 shares of Stock; and

                        (ii) Each new Non-Employee Member of the Board who has not previously been a Non-Employee Member of the Board during the term of the Plan shall be granted, on the date he or she is elected to the Board during the term of the Plan, a Nonqualified Stock Option to purchase 20,000 shares of Stock.

                (b) Stock Options granted under the Plan shall be subject to the terms and conditions set forth below:

                        (i) The exercise price per share of Stock purchasable under such Stock Options shall be 100% of the Fair Market Value of the Stock on the date of grant.

                        (ii) Such options shall be exercisable commencing (A) immediately as to 5,000 shares of Stock and (B) on each of the first three anniversaries of the date of grant as to 5,000 additional shares of Stock, in each case by payment in full of the exercise price in cash, certified or cashier's check or delivery of Stock certificates endorsed in blank or accompanied by executed stock powers with signatures guaranteed by a national bank or trust company or a member of a national securities exchange. For these purposes, the Stock shall be valued at the Fair Market Value on the date of exercise. Payment of the exercise price with certificates evidencing shares of Stock as provided above shall not increase the number of shares available for the grant of Stock Options under the Plan.

                        (iii) Each Stock Option shall cease to be exercisable on the date that is ten years following the date of grant.

                        (iv) The aggregate number of shares of Stock that may be granted to any Non-Employee Member of the Board pursuant to the Plan may not exceed 20,000 shares.

                        (v) Except as provided in this Section 5(b)(v), Stock Options shall not be transferable other than by will or the laws of descent and distribution and shall be exercisable during the optionee's lifetime only by the optionee



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                        or by the optionee's guardian or legal representative.
                        Subject to such administrative conditions as the Committee may prescribe, an optionee may, upon providing written notice to the Committee or its designee, elect to transfer, without consideration therefor, all or any portion of the Stock Options granted to the optionee to members of his or her "immediate family" (as defined below), to a trust or trusts maintained solely for the benefit of the optionee and/or the members of his or her immediate family, or to such other entities as may be determined by the Committee (each, a "permissible transferee"). Any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance that does not qualify as a permissible transfer under this
                        Section 5(b)(v) shall be void and unenforceable against the Plan and the Company. For purposes of this Section 5(b)(v), the term "immediate family" shall mean, with respect to a particular optionee, the optionee's spouse, parents, children, stepchildren, legally adopted children and grandchildren, and such other persons as may be determined by the Committee. The terms of any Stock Option shall be binding upon the beneficiaries, executors, administrators, heirs and successors of the optionee and, as applicable, a permissible transferee hereunder. The exercise of a Stock Option that is transferred pursuant to this Section 5(b)(v) and the shares of Stock acquired thereby shall be subject to the applicable provisions of the Plan and to all applicable requirements of law, including, but not limited to, to the extent applicable, the registration requirements under the Securities Act. Upon any transfer of a Stock Option, as provided in this Section 5(b)(v), the permissible transferee with respect to such option shall be subject to the provisions of the Plan that otherwise would apply to such option if it were still held by the optionee. The Committee may further restrict the transferability of such shares and require a legend to be endorsed on the certificates representing the shares.

                        (vi) Each recipient of a Stock Option shall enter into a stock option agreement with the Company, which agreement shall set forth, among other things, the exercise price of the option, the term of the option and provisions regarding exercisability of the option granted thereunder, which provisions shall not be inconsistent with the terms set forth herein.

SECTION 6.      AMENDMENT AND TERMINATION.

                The Board may amend, alter, modify or discontinue the Plan at any time, provided that the Board may not amend or alter the provisions of the Plan relating to the amount, price and timing of awards more than once every six months, other than to comport with changes in the Code, or the rules thereunder, or the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

SECTION 7.      UNFUNDED STATUS OF PLAN.


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                The Plan is intended to constitute an "unfunded" plan for
incentive compensation. With respect to any payments not yet made to a recipient by the Company, nothing contained herein shall give any such recipient any rights that are greater than those of a general creditor of the Company.

SECTION 8.      GENERAL PROVISIONS.

                (a) The Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to the choice of law principles thereof.

                (b) The obligation of the Company to sell or deliver shares with respect to Stock Options granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee. Moreover, each Stock Option is subject to the requirement that, if at any time the Committee determines, in its absolute discretion, that the listing, registration or qualification of shares issuable pursuant to a Stock Option is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of a Stock Option, or the issuance of shares thereunder, no Stock Options shall be granted or shares issued, in whole or in part, unless such listing, registration, qualification, consent or approval has been effected or obtained, free of any conditions, as acceptable to the Committee. In the event that the issuance or disposition of shares acquired pursuant to a Stock Option is not covered by a then current registration statement under the Securities Act and is not otherwise exempt from such registration, such shares shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Committee may require the holder of a Stock Option receiving shares pursuant to that Stock Option, as a condition precedent to receipt of such shares, to make such representations as the Committee deems appropriate, including, without limitation, a representation to the Company in writing that the shares acquired by such Stock Option holder are acquired for investment only and not with a view to distribution.

                (c) Each recipient of a Stock Option shall, no later than the date as of which the value of a Stock Option first becomes includible in the gross income of such recipient for federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any federal, state, or local taxes. The obligations of the Company under the Plan shall be conditional on such payment or arrangements and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the recipient.

                (d) No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.




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SECTION 9.      EFFECTIVE DATE OF PLAN.

                The Plan shall be effective on the date it is adopted by the Board.

SECTION 10.     TERM OF PLAN.

                No Stock Option shall be granted pursuant to the Plan on or after the tenth anniversary of the effective date of the Plan, but Stock Options previously granted may extend beyond that date.


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